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                                                        Exhibit 23.2

                        Acknowledgment Letter



Board of Directors and Shareholders
Zurich Reinsurance Centre Holdings, Inc.


We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Zurich Reinsurance Centre Holdings, Inc. 1995 Stock Option Plan of our report dated May 8, 1996 relating to the unaudited consolidated interim financial statements of Zurich Reinsurance Centre Holdings, Inc. that are included in its Form 10-Q for the quarter ended March 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the registration statement prepared or certified by accountants within the meaning of Section 7 of 11 of the Securities Act of 1933.



                                              /s/  ERNST & YOUNG LLP

Stamford, Connecticut
May 23, 1996